[LOGO]
First Niagara
        Financial Group, Inc.

    FIRST NIAGARA FINANCIAL GROUP, INC. REPORTS A 77% INCREASE IN NET INCOME
                         OVER THE PRIOR YEAR 1st QUARTER

Lockport, N.Y. - April 15, 2005 - First Niagara Financial Group, Inc. (NASDAQ:
FNFG), today announced that net income for the quarter ended March 31, 2005 increased to $21.1 million, or $0.19 per diluted share from $11.9 million, or $0.15 per diluted share for the same period of 2004. This represents a 77% increase in net income and a 27% increase in diluted earnings per share over the prior year first quarter. Compared to the fourth quarter of 2004, net income increased 56% or 12% on a per share basis.

First quarter 2005 results include the operations of the former Hudson River Bancorp, Inc. from the January 14, 2005 acquisition date. That transaction included the issuance of 35.7 million shares of First Niagara common stock and cash payments totaling $126.8 million. Hudson River added $1.7 billion of loans, of which 31% were commercial mortgage and business loans, and $1.8 billion of deposits, 68% of which were core accounts. The Company incurred approximately $2.3 million of pre-tax merger and integration related expenses during the quarter, which reduced diluted earnings by $0.01 per share. Merger related expenses to date have been lower than originally projected and are expected to be minimal for the remainder of the year.

"I am pleased to report that we are off to a very good start for 2005," stated President and CEO, Paul J. Kolkmeyer. "Solid financial results for the quarter put us on track to achieve our earnings target for the year. We are also on plan with the implementation of our Strategic Blueprint, including our de novo growth strategy and the expansion of our non-banking businesses. In addition to the acquisition of The Bostwick Group insurance agency as part of the Hudson River transaction, we successfully completed the acquisition of two additional insurance agencies during the quarter and signed leases for seven new branches in our Western New York markets. I am also pleased to note that the Hudson River integration is going smoothly and we remain very confident in our plan to leverage our strong resources in the Capital Region to maximize growth opportunities and realize expected synergies."

The Company's net interest rate spread and margin improved to 3.51% and 3.76%, respectively, during the first quarter of 2005 compared to 3.40% and 3.69%, respectively, for the linked quarter. Net interest income totaled $60.2 million, driven by a combination of the higher yielding net earning assets acquired from Hudson River, as well as strong core commercial real estate and business loan growth. Excluding acquired loans, total loans increased $42.4 million during the quarter, including a 10% annualized increase in commercial real estate and business loans. The Company's non-performing assets as a percentage of total assets ratio increased slightly to 0.27% at March 31, 2005, primarily as a result of the addition of financed insurance premiums and manufactured housing loans acquired from Hudson River. Excluding those loans, the non-performing asset ratio was consistent with the linked quarter's ratio of 0.25%. The ratio of allowance for credit losses to total loans and non-performing loans was 1.46% and 363%, respectively at March 31, 2005.

Excluding the accounts acquired from Hudson River, deposits increased $59.1 million from December 31, 2004, primarily in relationship money market accounts, relationship certificates of deposit and municipal deposits. Retail outflow from Hudson River branches amounted to approximately 1% of the acquired balances and is attributable to the adjustment of interest rates and fees on certain accounts to be more consistent with Company pricing and the competitive environment in those markets.

For the first quarter of 2005, the Company had $18.4 million of noninterest income, a 36% increase over the $13.5 million for the linked quarter. The 2005 period included substantial growth in banking as well as risk management services revenue due to the benefits of the Hudson River acquisition, the implementation of our relationship based Strategic Blueprint strategy and an additional insurance agency acquisition.

During the quarter, noninterest expense was $43.9 million versus $32.0 million for the quarter ended December 31, 2004. This increase is primarily attributable to the operating costs associated with the 44 additional branch offices and other operations resulting from the Hudson River acquisition. The Company's efficiency ratio improved to 56% during the first quarter of 2005 versus 59% for the linked quarter. However, excluding the merger related expenses, the efficiency ratio decreased to 53%, which is consistent with the improvements anticipated from the acquisition.

During the first three months of 2005, the Company continued to actively buyback its stock repurchasing an additional 1.8 million shares, compared to 1.1 million shares during the fourth quarter of 2004.

Outlook - "Based upon the results of the first quarter, we remain comfortable with our 2005 earnings estimate of $0.82 per diluted share provided earlier this year," stated Executive Vice President and Chief Financial Officer, John R. Koelmel. "Excluding Hudson River merger expenses, operating diluted earnings per share is expected to range from $0.83 to $0.84. Given the expectation that the yield curve will continue to flatten and the impact of increasingly competitive deposit pricing, we believe that our net interest margin peaked in the first quarter and will gradually begin to tighten over the remainder of 2005. Nonetheless, we are confident that implementation of our Strategic Blueprint along with further leveraging the benefits of the Hudson River transaction will continue to drive earnings growth for the remainder of the year and into 2006."

Profile - First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of nearly $8.0 billion and deposits of $5.2 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 115 branches and several financial services subsidiaries across New York State.

Conference Call - A conference call will be held at 11:00 a.m. Eastern Time on Friday April 15, 2005 to discuss these first quarter results, as well as the Company's strategy and future outlook. Those wishing to participate may dial 1-877-709-8150. A replay of the call will be available until April 21, 2005 by dialing 1-877-660-6853, account number 240, conference number 145954.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities:
(1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn;
(4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.

Officer Contacts

Paul J. Kolkmeyer.......   President and CEO
John R. Koelmel.........   Chief Financial Officer
Christopher J. Thome....   Reporting and Investor Relations Manager
                           (716) 625-7645
                           chris.thome@fnfg.com
Leslie G. Garrity.......   Public Relations and Corporate Communications Manager
                           (716) 625-7528
                           leslie.garrity@fnfg.com

First Niagara Financial Group, Inc.

Summary of Quarterly Financial Data

                                                       2005                                      2004
                                                    -----------      --------------------------------------------------------------
                                                     March 31,       December 31,    September 30,       June 30,        March 31,
                                                    -----------      ------------    -------------     -----------      -----------
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
(Amounts in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Securities available for sale                       $ 1,741,486        1,170,129        1,171,011        1,198,777        1,239,025
Loans and leases:
   Commercial:
     Real estate                                    $ 1,721,393        1,268,858        1,212,545        1,149,537        1,077,839
     Business                                       $   462,549          345,520          342,382          335,491          320,010
                                                    -----------      -----------      -----------      -----------      -----------
      Total commercial loans                        $ 2,183,942        1,614,378        1,554,927        1,485,028        1,397,849

   Residential real estate                          $ 2,114,420        1,132,471        1,150,032        1,162,544        1,154,084
   Home equity                                      $   344,589          247,190          236,357          227,544          221,486
   Other consumer                                   $   186,413          174,309          185,518          193,608          207,834
   Specialized lending                              $   154,380           79,358           80,264           81,520           82,221
   Net deferred costs and discounts                 $    12,573            8,971            9,123            9,777           10,424
                                                    -----------      -----------      -----------      -----------      -----------
      Total loans and leases                        $ 4,996,317        3,256,677        3,216,221        3,160,021        3,073,898
   Allowance for credit losses                      $    72,868           41,422           41,273           41,434           40,766
                                                    -----------      -----------      -----------      -----------      -----------
      Loans and leases, net                         $ 4,923,449        3,215,255        3,174,948        3,118,587        3,033,132
Goodwill and other intangibles                      $   738,191          345,660          347,865          347,936          348,980
Total assets                                        $ 7,907,976        5,078,374        5,065,135        5,025,940        4,979,890
Total interest-earning assets                       $ 6,780,978        4,445,724        4,410,707        4,384,094        4,335,885

Deposits:
   Core:
     Savings                                        $ 1,705,258        1,086,769        1,066,321        1,063,799        1,049,151
     Interest-bearing checking                      $ 1,241,760          912,598          919,378          908,309          869,556
     Noninterest-bearing                            $   524,219          291,491          285,322          290,926          248,970
                                                    -----------      -----------      -----------      -----------      -----------
      Total core deposits                           $ 3,471,237        2,290,858        2,271,021        2,263,034        2,167,677
   Certificates                                     $ 1,704,498        1,046,824        1,045,604        1,055,993        1,131,373
                                                    -----------      -----------      -----------      -----------      -----------
      Total deposits                                $ 5,175,735        3,337,682        3,316,625        3,319,027        3,299,050

Short-term borrowings                               $   384,399          209,236          192,282          196,006          154,383
Long-term borrowings                                $   851,461          541,450          532,996          517,810          507,443
Total interest-bearing liabilities                  $ 5,887,376        3,796,877        3,756,581        3,741,917        3,711,906
Stockholders' equity                                $ 1,390,713          928,162          937,307          925,750          938,023
Tangible equity (1)                                 $   652,522          582,502          589,442          577,814          589,043
Fair value adjustment included in
   stockholders' equity                             $   (15,247)          (5,106)          (3,625)          (9,298)           4,011
Net earning assets                                  $   893,602          648,847          654,126          642,177          623,979
Common shares outstanding (2)                           112,460           78,277           79,246           79,332           79,712
Treasury shares                                           3,327            1,781              747              613               --
Total loans serviced for others                     $   372,461          325,125          326,936          331,927          347,291

-----------------------------------------------------------------------------------------------------------------------------------
CAPITAL
-----------------------------------------------------------------------------------------------------------------------------------
Tier 1 risk based capital                                 12.52%           16.40%           16.43%           16.66%           16.94%
Total risk based capital                                  13.77%           17.65%           17.68%           17.91%           18.19%
Tier 1 (core) capital                                      8.44%           11.40%           11.31%           11.37%           11.53%
Tangible capital                                           8.44%           11.40%           11.31%           11.37%           11.53%
Equity to assets                                          17.59%           18.28%           18.51%           18.42%           18.84%
Book value per share (2)                            $     12.37            11.86            11.83            11.67            11.77
Tangible book value per share (1)(2)                $      5.80             7.44             7.44             7.28             7.39

-----------------------------------------------------------------------------------------------------------------------------------
ASSET QUALITY DATA
(Amounts in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Non-performing loans:
   Commercial real estate                           $     4,513            3,416            5,414            4,612            7,057
   Commercial business                              $     2,005            1,564            1,745            1,362            2,015
   Residential real estate                          $     7,694            4,276            4,536            4,685            4,410
   Home equity                                      $       803              519              390              484              440
   Other consumer                                   $       915              801              677              830              594
   Specialized lending                              $     4,148            1,452            2,177            1,350            1,756
                                                    -----------      -----------      -----------      -----------      -----------
     Total non-performing loans                     $    20,078           12,028           14,939           13,323           16,272
Real estate owned                                   $     1,111              740              691              400              563
                                                    -----------      -----------      -----------      -----------      -----------
     Total non-performing assets                    $    21,189           12,768           15,630           13,723           16,835

Provision for credit losses                         $     2,301            1,846            1,742            3,104            1,750
Net loan charge-offs                                $     1,539            1,697            1,903            2,436            1,054
Net charge-offs to average loans (annualized)              0.13%            0.21%            0.24%            0.32%            0.14%
Provision for credit losses as a
   percentage of net loan charge-offs                    149.51%          108.78%           91.54%          127.42%          166.03%
Total non-performing loans to total loans                  0.40%            0.37%            0.46%            0.42%            0.53%
Total non-performing assets as a
   percentage of total assets                              0.27%            0.25%            0.31%            0.27%            0.34%
Allowance for credit losses to total loans                 1.46%            1.27%            1.28%            1.31%            1.33%
Allowance for credit losses
   to non-performing loans                               362.92%          344.38%          276.28%          311.00%          250.53%
-----------------------------------------------------------------------------------------------------------------------------------
Personnel FTE                                             1,720            1,200            1,207            1,196            1,177
Number of branches                                          115               71               71               70               68

First Niagara Financial Group, Inc.

                                                                 2005                             2004
                                                                -------   ---------------------------------------------------------
                                                                 First     Year Ended   Fourth       Third      Second       First
                                                                Quarter   December 31,  Quarter     Quarter     Quarter     Quarter
                                                                -------   ------------  -------     -------     -------     -------
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATIONS DATA
(Amounts in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                                                 $86,515     224,578      58,954      56,818      55,750      53,056
Interest expense                                                $26,285      68,476      18,028      17,180      16,815      16,453
                                                                -------     -------     -------     -------     -------     -------
     Net interest income                                        $60,230     156,102      40,926      39,638      38,935      36,603
Provision for credit losses                                     $ 2,301       8,442       1,846       1,742       3,104       1,750
                                                                -------     -------     -------     -------     -------     -------
     Net interest income after provision for credit losses      $57,929     147,660      39,080      37,896      35,831      34,853

Noninterest income:
   Banking services                                             $ 7,989      19,818       5,378       5,296       4,934       4,210
   Risk management services                                     $ 5,869      17,391       4,193       4,308       4,442       4,448
   Wealth management services                                   $ 1,441       4,764       1,172       1,257       1,261       1,074
   Lending and leasing                                          $ 1,576       4,676       1,359       1,117       1,127       1,073
   Bank-owned life insurance                                    $ 1,056       3,761         860         826       1,208         867
   Net realized gains on securities available for sale          $     5          60          --          --          --          60
   Other                                                        $   475       1,396         559         303         415         119
                                                                -------     -------     -------     -------     -------     -------
     Total noninterest income                                   $18,411      51,866      13,521      13,107      13,387      11,851

Noninterest expense:
   Salaries and benefits                                        $22,209      65,264      16,676      16,790      15,915      15,883
   Occupancy and equipment                                      $ 4,477      12,513       2,958       3,079       3,120       3,356
   Technology and communications                                $ 4,064      11,499       3,163       2,883       2,845       2,608
   Marketing and advertising                                    $ 1,711       4,738       1,403         998       1,381         956
   Professional services                                        $ 2,544       5,117       1,889       1,460         987         781
   Amortization of intangibles                                  $ 2,508       4,605       1,218       1,182       1,164       1,041
   Other                                                        $ 6,340      17,114       4,737       3,986       4,437       3,954
                                                                -------     -------     -------     -------     -------     -------
     Total noninterest expense                                  $43,853     120,850      32,044      30,378      29,849      28,579

     Income before income taxes                                 $32,487      78,676      20,557      20,625      19,369      18,125
Income taxes                                                    $11,392      26,859       6,998       7,295       6,356       6,210
                                                                -------     -------     -------     -------     -------     -------
     Net income                                                 $21,095      51,817      13,559      13,330      13,013      11,915
                                                                =======     =======     =======     =======     =======     =======

-----------------------------------------------------------------------------------------------------------------------------------
STOCK AND RELATED PER SHARE DATA
-----------------------------------------------------------------------------------------------------------------------------------
Net income per share:
   Basic                                                        $  0.19        0.66        0.17        0.17        0.16        0.15
   Diluted                                                      $  0.19        0.65        0.17        0.17        0.16        0.15
Cash dividends                                                  $  0.09        0.30        0.08        0.08        0.07        0.07
Dividend payout ratio                                             47.37%      45.45%      47.06%      47.06%      43.75%      46.67%
Dividend yield (annualized)                                        2.76%       2.15%       2.28%       2.38%       2.35%       2.06%
Market price (NASDAQ: FNFG):
   High                                                         $ 14.16       15.78       14.85       14.00       14.13       15.78
   Low                                                          $ 12.80       11.49       13.18       11.84       11.49       13.32
   Close                                                        $ 13.21       13.95       13.95       13.38       12.00       13.64

-----------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
(Annualized)
-----------------------------------------------------------------------------------------------------------------------------------
Net income:
   Return on average assets                                        1.15%       1.05%       1.06%       1.05%       1.05%       1.02%
   Return on average equity                                        6.40%       5.59%       5.76%       5.67%       5.60%       5.29%
   Return on average tangible equity (1)                          12.89%       8.75%       9.16%       9.04%       8.93%       7.91%

As a percentage of average assets:
   Noninterest income                                              1.00%       1.05%       1.06%       1.04%       1.08%       1.01%
   Noninterest expense                                             2.39%       2.44%       2.51%       2.40%       2.41%       2.44%
                                                                -------     -------     -------     -------     -------     -------
     Net overhead                                                  1.39%       1.39%       1.45%       1.36%       1.33%       1.43%
Efficiency ratio                                                  55.76%      58.11%      58.85%      57.59%      57.05%      58.98%

First Niagara Financial Group, Inc.

                                                 2005                                      2004
                                              ----------    -----------------------------------------------------------------------
                                                 First       Year Ended       Fourth          Third         Second          First
                                                Quarter     December 31,      Quarter        Quarter        Quarter        Quarter
                                              ----------    ------------    ----------     ----------     ----------     ----------
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE BALANCES
(Amounts in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Securities, at amortized cost                 $1,667,038      1,177,203      1,175,149      1,191,767      1,221,772      1,119,987
Loans (3)                                     $4,697,778      3,109,335      3,230,411      3,177,191      3,099,987      2,927,675
Total interest-earning assets                 $6,411,701      4,332,665      4,439,570      4,408,057      4,361,984      4,117,336
Goodwill and other intangibles                $  672,573        335,796        347,376        347,715        348,534        299,300
Total assets                                  $7,452,984      4,949,717      5,075,322      5,033,077      4,986,412      4,701,761

Interest-bearing liabilities:
   Savings accounts                           $1,601,471      1,033,983      1,075,082      1,074,032      1,056,289        929,639
   Checking                                   $1,189,229        889,372        918,571        928,300        893,854        816,016
   Certificates of deposit                    $1,570,152      1,081,034      1,043,603      1,039,097      1,095,011      1,147,295
   Borrowed funds                             $1,181,532        677,784        741,044        686,437        672,731        610,134
                                              ----------     ----------     ----------     ----------     ----------     ----------
     Total interest-bearing liabilities       $5,542,384      3,682,173      3,778,300      3,727,866      3,717,885      3,503,084

Noninterest-bearing deposits                  $  482,375        275,227        292,066        303,244        271,090        234,016
Total liabilities                             $6,116,957      4,021,960      4,138,949      4,098,522      4,051,643      3,796,600
Stockholders' equity                          $1,336,026        927,757        936,373        934,555        934,769        905,161
Tangible equity (1)                           $  663,453        591,961        588,997        586,840        586,235        605,861

Net earning assets                            $  869,317        650,492        661,270        680,191        644,099        614,252
Common shares outstanding (2):
   Basic                                         108,200         78,750         78,735         79,257         79,595         77,407
   Diluted                                       109,246         79,970         79,882         80,312         80,731         78,917

-----------------------------------------------------------------------------------------------------------------------------------
SELECTED AVERAGE YIELDS/RATES
-----------------------------------------------------------------------------------------------------------------------------------
Securities, at amortized cost                       3.35%          2.86%          2.97%          2.91%          2.77%          2.78%
Loans                                               6.21%          6.14%          6.21%          6.05%          6.12%          6.20%
Total interest-earning assets                       5.43%          5.18%          5.30%          5.15%          5.12%          5.16%

Savings accounts                                    0.98%          0.94%          1.01%          0.95%          0.93%          0.88%
Interest-bearing checking                           1.00%          0.93%          1.02%          0.94%          0.89%          0.86%
Certificates of deposit                             2.32%          2.21%          2.24%          2.17%          2.14%          2.29%
Borrowed funds                                      3.62%          3.91%          3.80%          3.90%          3.92%          4.07%
     Total interest-bearing liabilities             1.92%          1.86%          1.90%          1.83%          1.82%          1.89%

Net interest rate spread                            3.51%          3.32%          3.40%          3.32%          3.30%          3.27%
Net interest rate margin                            3.76%          3.60%          3.69%          3.60%          3.57%          3.56%

----------
(1)   Excludes goodwill and other intangible assets.

(2)   Excludes unallocated ESOP shares and unvested restricted stock shares.

(3)   Net of deferred costs and unearned discounts.